Exhibit (n)(1)

Appendix C

Code of Ethics

Most Recently Revised: November 3, 2023

Background

This Code of Ethics applies to ALL employees of Kennedy Lewis Management LP and its affiliates, including Kennedy Lewis Capital Holdings LLC, Kennedy Lewis Switzerland Sarl and Generate Advisors, LLC (collectively, “Kennedy Lewis” or the “Firm”). The Code of Ethics is incorporated into the Firm’s Compliance Manual.

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

1.	The adviser’s fiduciary duty to its clients;
2.	Compliance with all applicable Federal Securities Laws;
3.	Reporting and review of personal Securities transactions and holdings;
4.	Reporting of violations of the code; and
5.	The provision of the code to all supervised persons.

Risks

In developing these policies and procedures, Kennedy Lewis considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

•	Employees do not understand the fiduciary duty that they, and Kennedy Lewis, owe to Clients;
•	Employees and/or Kennedy Lewis fail to identify and comply with all applicable Federal Securities Laws;
•	Employees do not report personal Securities transactions;
•	Employees trade personal accounts ahead of Client accounts;
•	Employees allocate profitable trades to personal accounts or unprofitable trades to Client accounts;
•	Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;
•	Kennedy Lewis does not provide its Code of Ethics and any amendments to all Employees; and
•	Kennedy Lewis does not retain Employees’ written acknowledgements that they received the Code of Ethics and any amendments.

Kennedy Lewis has established the following guidelines to mitigate these risks.

Policies and Procedures

Code of Conduct, Fiduciary Standards, and Compliance with the Federal Securities Laws

1

At all times, Kennedy Lewis and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics (or the “Code”). All questions regarding the Code should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Kennedy Lewis to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his duties under the Compliance Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Kennedy Lewis’s services, and engaging in other professional activities.

The Firm expects all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Kennedy Lewis must act in its Clients’ best interests. Neither Kennedy Lewis, nor any Employee, should ever benefit at the expense of any Client. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about Kennedy Lewis’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Reporting Violations

Improper actions by Kennedy Lewis or its Employees could have severe negative consequences for the Firm, its Clients and Investors, and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics or the Federal Securities Laws, to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the Founders on the matter. Any problems identified during the review will be addressed in ways that reflect Kennedy Lewis’s fiduciary duty to its Clients.

An Employees identification of a material compliance issue will be viewed favorably by the Company’s senior executives. Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify the Founders directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Compliance Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, the disgorgement of profits or gifts, issuing a letter of caution or warning, reporting to the Employee’s supervisor, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

2

For the avoidance of doubt, nothing in the Code or the Compliance Manual prohibits Employees from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employees do not need prior authorization from their supervisor, the CCO, or any other person or entity affiliated with Kennedy Lewis to make any such reports or disclosures and do not need to notify Kennedy Lewis that they have made such reports or disclosures. Additionally, nothing in this Compliance Manual prohibits Employees from recovering an award pursuant to a whistleblower program of a government agency or entity.

Use of Electronic Compliance Platform for Code of Ethics Compliance Tracking and Monitoring

The CCO may utilize an electronic compliance platform for purposes of tracking and monitoring training, attestations, securities preclearance, and other requirements for implementation of the Code of Ethics. The Firm currently uses Paragon Data Labs for this purpose. As an alternative, or in the event Paragon Data Labs is unavailable, the CCO may use the forms appended hereto and referenced throughout the Code.

Distribution of the Code and Acknowledgement of Receipt

Kennedy Lewis will distribute this Code of Ethics, to each Employee upon the commencement of employment annually and upon any material change to the Code of Ethics.

All Employees must acknowledge that they have received, read, understood, and agree to comply with Kennedy Lewis’s policies and procedures described in the Compliance Manual, including this Code of Ethics.

The CCO may utilize Paragon Data Labs to send an acknowledgment form. Each Employee should submit the completed form on Paragon Data Labs upon commencement of employment. The CCO may, alternatively, provide the attached Compliance Manual Acknowledgement Form and maintain completed forms in the Firm’s files.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Kennedy Lewis, Employees, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for Kennedy Lewis, its Employees, and/or Clients and Investors. In some cases, the improper handling of a conflict could result in litigation and/or regulatory or other disciplinary action.

Kennedy Lewis’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Kennedy Lewis and/or its Employees on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of Kennedy Lewis and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention.

In some instances, conflicts of interest may arise between Clients and/or Investors. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Employees should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients and/or Investors has not been appropriately addressed.

3

It may sometimes be beneficial for Kennedy Lewis to be able to retroactively demonstrate that it carefully considered particular conflicts of interest. The CCO will log conflicts of interest on Paragon Data Labs to document the Company’s assessment of, and response to, such conflicts or, alternatively, may use the attached Conflicts of Interest log, which will be maintained in the Firm’s files.

For the avoidance of doubt and for the sake of clarity, Kennedy Lewis may use methods other than Paragon Data Labs or the attached log for any documentation or required submissions. Methods of transmission may change over time as the Firm seeks to streamline processes to the best of the Firm’s ability.

Personal Securities Transactions

Employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities. All the Firm’s Employees are deemed Access Persons.

Accounts Covered by the Policies and Procedures

The Firm’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Access Persons have any beneficial ownership interest. This includes accounts held by Employees, as well as, typically, accounts held by immediate family members sharing the same household, or non-clients over which Access Persons exercise investment discretion. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts, or if the Access Person can rebut the presumption of beneficial ownership over family members’ accounts. Access Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

The Firm requires Access Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by open-end investment companies registered in the U.S., other than funds advised or underwritten by KLIM or an affiliate (Neither KLIM nor its affiliate currently advises any U.S. registered open-end investment companies);
•	Interests in 529 college savings plans; and
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by KLIM or an affiliate.

Exchange-traded funds, (“ETFs”) and exchange traded notes, (“ETNs”), are somewhat similar to open-end registered investment companies. However, ETFs and ETNs are Reportable Securities and are subject to the reporting requirements contained in KLIM’s Personal Securities Transactions policy.

4

Any Employee who purchases or sells virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of an initial coin offering (“ICO”), should consult with the CCO as to whether such coins or tokens would be considered Securities for purposes of this policy. If the CCO determines, based on the structure of the ICO and relevant SEC guidance, that such coins or tokens should be considered Securities, the coins or tokens will be considered Reportable Securities for purposes of this policy. For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens that were created outside the context of an ICO are not deemed Securities under this policy.

Pre-clearance Procedures

Access Persons must have written clearance for all transactions in Reportable Securities, including those involving IPOs or Private Placements, before completing the transactions. However, Employees do not need to obtain written clearance from the CCO when buying or selling ETFs, ETNs, open-end registered investment companies and non-Reportable Securities listed above.

Employees shall utilize Paragon Data Labs to request written pre-clearance before transacting in their personal accounts. Employees may also use the attached Trade Pre-clearance Form in the event that Paragon Data Labs is not available. The CCO will track pre-clearance requests.

KLIM may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If the CCO approves a pre-clearance request, the Access Person must complete or execute his/her pre-cleared transaction within two (2) business days after the receipt of approval. With respect to personal investments in private placements or limited offerings, the Access Person must execute his/her pre-cleared transactions by the following subscription date. Employees should be cautious when submitting good-until-cancelled orders to avoid inadvertent violations of KLIM’s pre-clearance procedures.

The Firm’s investment management personnel and the CCO will maintain a Restricted List of Securities that the Firm is actively evaluating for purchase or sale in Client accounts, or about which the Firm might have received Material Nonpublic Information (“MNPI”). The CCO will not pre-clear any personal transactions in Securities that are associated with any issuers on the Restricted List. Any Employee who receives or is aware of the Company’s receipt of MNPI must promptly inform the CCO, who will review and determine whether to add the Security to the Restricted List. The CCO may consult an outside compliance consultant and/or an outside counsel in determining whether to add a Security to the Restricted List.

Reporting

Kennedy Lewis must collect information regarding the personal trading activities and holdings of all Employees. Employees must submit reports regarding Securities transactions and newly opened accounts on at least a quarterly basis, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Employees must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Employees must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO or a designee within 30 days of the end of each calendar quarter.

5

Since the Firm uses Paragon Data Labs to monitor personal trades and personal brokerage accounts, Employees are not required to provide quarterly reports regarding their personal trading activities. Employees must ensure, however, that they report all accounts holding Reportable Securities as of the start of their employment, as well as any newly opened accounts, on Paragon Data Labs.

In the event Paragon Data Labs is unavailable, with the approval of the CCO, employees may utilize the attached Quarterly Reporting Forms to fulfill quarterly reporting obligations. Alternately, Employees may use the attached Letter to a Broker-Dealer to instruct the institution hosting their accounts to send the CCO or a designee duplicate trade confirmations and account statements. The CCO or a designee must receive all such confirmations and statements within 30 days of the end of each calendar quarter. For employees using these methods of reporting, if no transactions or account openings took place, this should be indicated within 30 days of the end of each calendar quarter.

Any trades that did not occur through a broker-dealer, such as the sale of a private fund, must be reported on the Quarterly Reporting Forms.

If an Employee did not have any transactions or account openings to report, this should be indicated within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Employees must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO or a designee on or before February 14th of each year, and within 10 days of an individual first becoming an Employee. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee.

Since Paragon Data Labs is utilized to monitor personal trades and personal brokerage accounts, Employees are not required to provide an annual report of their personal securities transactions. Paragon Data Labs creates an Initial Holding Report based on the accounts each Employee reports on the platform and tracks all trades in reported accounts as an alternative to providing a quarterly report.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

In the event Paragon Data Labs is unavailable, with the approval of the CCO, Employees may submit copies of account statements in lieu of completing the Reportable Securities section of the Periodic Holdings Reporting Form. Account statements must contain all of the same information that would be required by the form and that are current as of the dates noted above. Employees should sign and date each such statement before submitting it to the CCO or a designee. Any Reportable Securities not appearing on an attached account statement must be reported directly on the Reportable Securities section of the Periodic Holdings Reporting Form.

If an Employee does not have any holdings and/or accounts to report, this should be indicated within 10 days of becoming an Employee and by February 14th of each year.

Personal Trading and Holdings Reviews

Kennedy Lewis’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. Accordingly, the CCO or a designee will closely monitor Employees’ investment patterns to detect the following potentially abusive behavior:

6

•	Frequent and/or short-term trades in any Security, with particular attention paid to potential market timing of mutual funds;
•	Trading opposite of Client trades;
•	Trading ahead of Clients; and
•	Trading that appears to be based on Material Nonpublic Information.

The CCO or a designee will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior and will compare Employee trading with Clients’ trades as necessary. Upon review, the CCO or a designee will initial and date each report received and will attach a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

Anthony Pasqua will monitor the CCO’s or his designee’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan (on Paragon Data Labs: “EXCLUDED” accounts); or
•	Any reports with respect to Securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis (on Paragon Data Labs: “DECLARED” accounts).

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO or a designee who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement and/or a written certification from the unaffiliated investment adviser, and may provide Employees with the exact wording and a clear definition of “no direct or indirect influence or control” that the adviser consistently applies to all Employees. On a sample basis, the CCO may request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to Kennedy Lewis’s Code, absent reliance on the reporting exception. Employees who claim they have no direct or indirect influence or control over an account are also required to complete the attached Exempt Accounts Certification or a similar attestation on Paragon Data Labs upon commencement of their employment and on an annual basis thereafter or submit a letter from their broker listing the exempt accounts.

Employees should consult with the CCO before excluding any accounts, especially those held by immediate family members sharing the same household.

Disclosure of the Code of Ethics

Kennedy Lewis will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients and Investors with a copy of the Code of Ethics. All Client requests for Kennedy Lewis’s Code of Ethics should be directed to the CCO.

7